Exhibit 99.6
CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR
     Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents (i) to be named as a person about to become a director of ZaZa Energy Corporation, a Delaware corporation, in the Registration Statement on Form S-4 filed by ZaZa Energy Corporation, and any amendments (including any post-effective amendments) thereto (the “Form S-4”), with the Securities and Exchange Commission (File No. 333- ), (ii) to the inclusion of the disclosure under the caption “New ZaZa Executive Officers and Directors” in the Form S-4 and (iii) to the filing of this consent as an exhibit to the Form S-4.

/s/ Gaston L. Kearby
Name:	Gaston L. Kearby

October 12, 2011